Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except earnings per share)	June 30,
	2007	2006

Operating revenues	$725.1	$784.6

Operating expenses:
Purchased power, cost of gas and energy efficiency programs	386.4	453.1
Operations and maintenance	103.6	106.7
Depreciation and amortization	90.7	88.8
Taxes	51.7	48.3
Total operating expenses	632.4	696.9

Operating income	92.7	87.7

Financing costs and other income and deductions, net	(42.6)	(42.0)

Net income	$50.1	$45.7

Earnings per common share:
Basic and Diluted	$0.47	$0.43

NSTAR

Condensed Consolidated Balance Sheets

(in millions)	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Property, plant and equipment, net	$4,166.2	$4,086.1
Investments	90.0	82.6
Current assets	878.9	959.5
Regulatory assets	2,255.8	2,434.7
Other deferred debits and refundable income taxes	211.9	206.2
Total assets	$7,602.8	$7,769.1

Capitalization and Liabilities
Common equity	$1,649.0	$1,582.6
Long-term debt and preferred stock	2,322.0	2,403.8
Current liabilities	1,218.0	1,272.3
Deferred taxes and unamortized investment tax credits	1,223.0	1,231.5
Other deferred credits	1,190.8	1,278.9
Total capitalization and liabilities	$7,602.8	$7,769.1

NSTAR

Energy Sales - Three Month Periods Ended June 30,

Retail Electric Sales - gWh

			%
	2007	2006	Change
Residential	1,452	1,447	0.4
Commercial	3,243	3,214	0.9
Industrial and other	409	423	(3.3)
Total	5,104	5,084	0.4

Firm Gas Sales and Transportation - BBTU

			%
	2007	2006	Change
Residential	3,475	3,215	8.1
Commercial and other	3,136	3,158	(0.7)
Industrial	1,002	1,037	(3.4)
Total	7,613	7,410	2.7